As filed with the Securities and Exchange Commission on April 5, 2013

Registration No. 333-181014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

UNITED CONTINENTAL HOLDINGS, INC.	UNITED AIR LINES, INC.	UNITED AIRLINES, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

36-2675207	36-2675206	74-2099724
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

233 S. Wacker Drive Chicago, Illinois 60606 (312) 997-8000	233 S. Wacker Drive Chicago, Illinois 60606 (312) 997-8000	233 S. Wacker Drive Chicago, Illinois 60606 (312) 997-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett J. Hart

Executive Vice President, General Counsel and Secretary

United Continental Holdings, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

(312) 997-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

United Continental Holdings, Inc.	Large accelerated filer	☒	Accelerated filer	☐

	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

United Air Lines, Inc.	Large accelerated filer	☐	Accelerated filer	☐

	Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

United Airlines, Inc.	Large accelerated filer	☐	Accelerated filer	☐

	Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)

EXPLANATORY STATEMENT

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-3 (Registration No. 333-181014) (the “Registration Statement”) filed by United Continental Holdings, Inc., a Delaware corporation (“UAL”), United Air Lines, Inc., a Delaware corporation and a wholly-owned subsidiary of UAL (“United”), and Continental Airlines, Inc., a Delaware corporation and a wholly-owned subsidiary of UAL (“Continental”), on April 27, 2012 with the Securities and Exchange Commission.

Effective March 31, 2013, pursuant to an Agreement and Plan of Merger dated as of March 28, 2013 between United and Continental, United merged with and into Continental (the “Merger”), with Continental continuing as the surviving corporation of the Merger and changing its name to “United Airlines, Inc.” (the “Survivor”).

As a result of the Merger, United has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, by means of this Post-Effective Amendment, United hereby terminates the effectiveness of the Registration Statement with respect to United and, in accordance with an undertaking made by United in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of United registered but unsold under the Registration Statement as of the date hereof.

The Registration Statement remains unchanged with respect to UAL and the Survivor, and no offerings of securities of UAL or the Survivor are being terminated and no securities of UAL or the Survivor are being removed from registration hereby.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on April 5, 2013.

UNITED CONTINENTAL HOLDINGS, INC.

UNITED AIR LINES, INC.*

UNITED AIRLINES, INC.

By:	/s/ John D. Rainey
John D. Rainey
Executive Vice President and Chief Financial Officer

* By United Airlines, Inc. (f/k/a Continental Airlines, Inc.) as successor by merger to United Air Lines, Inc.